Exhibit 99.1

NEWS RELEASE FOR ADDITIONAL INFORMATION, PLEASE CONTACT: John M. Perino Vice President, Investor Relations 608-361-7501

REGAL BELOIT REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS
•	Quarterly Sales Increased 31%

•	Strong Operating Cash Flow
May 2, 2011 (Beloit, WI): Regal Beloit Corporation (NYSE: RBC) today reported financial results for the first quarter ended April 2, 2011. Net sales of $662.7 million increased 30.6% compared to $507.3 million for the first quarter of 2010. Diluted earnings per share were $0.99 compared to $0.98 for the first quarter of 2010.
“In line with our guidance, sales across all business units improved over the first quarter 2010,” commented Mr. Mark Gliebe, Chief Executive Officer. “However, we faced continued inflationary pressure on input costs, especially costs for copper and steel. We are implementing our previously announced price increases that were effective beginning in March 2011 to help offset these cost increases. Additionally we incurred significant transaction-related expenses as we prepare for the closing of the acquisition of A.O. Smith’s motor business.”
NET SALES

	(In millions)
	Three Months Ended
	April 2, 2011	April 3, 2010	% Change
Net Sales	$662.7	$507.3	30.6%

Net Sales by Segment:
Electrical segment	$594.3	$457.2	30.0%
Mechanical segment	$68.4	$50.1	36.5%
Net sales for the first quarter 2011 increased $155.3 million compared to the first quarter of 2010, including $91.2 million of incremental sales from the six businesses acquired in 2010 (the “acquired businesses”). Sales growth was driven by increased demand in nearly all end markets including strong demand for energy efficient products.
In the Electrical segment, net sales for the first quarter 2011 increased $137.1 million compared to the first quarter 2010, including $81.3 million of incremental net sales from the acquired businesses. North American residential HVAC motor net sales increased 17.9% in the first quarter 2011 compared to the first quarter 2010. North American commercial and industrial net sales increased 12.8% for the first quarter compared to the first quarter 2010 driven by improving economic conditions, the impact of the EISA legislation and a strong recovery in our generator business.

Regal Beloit Corporation
News Release

In the Mechanical segment, net sales for the first quarter of 2011 increased $18.3 million compared to the first quarter 2010, including $9.9 million of incremental net sales from the acquired businesses. This increase was driven primarily by improving demand in later cycle end markets and improving demand in Europe.
Net sales to regions outside of the United States were 36.9% of total net sales for the first quarter 2011 compared to 27.1% of total net sales for the first quarter 2010. First quarter 2011 net sales of high efficiency products were 18.0% of total net sales as compared to 17.7% in the first quarter of 2010.
GROSS PROFIT

	(In thousands)
	Three Months Ended
	April 2, 2011	April 3, 2010
Gross Profit	$164,811	$130,915
As a percentage of net sales	24.9%	25.8%

Gross Profit
Electrical segment	$145,605	$117,050
As a percentage of net sales	24.5%	25.6%
Mechanical segment	$19,206	$13,865
As a percentage of net sales	28.1%	27.7%
OPERATING EXPENSES

	(In thousands)
	Three Months Ended
	April 2, 2011	April 3, 2010
Operating Expenses	$100,691	$68,150
As a percentage of net sales	15.2%	13.4%

Operating Expenses by Segment:
Electrical segment	$90,092	$60,710
As a percentage of net sales	15.2%	13.3%
Mechanical segment	$10,599	$7,440
As a percentage of net sales	15.5%	14.9%
INCOME FROM OPERATIONS

	(In thousands)
	Three Months Ended
	April 2, 2011	April 3, 2010
Income from Operations	$64,120	$62,765
As a percentage of net sales	9.7%	12.4%

Income from Operations by Segment:
Electrical segment	$55,513	$56,340
As a percentage of net sales	9.3%	12.3%
Mechanical segment	$8,607	$6,425
As a percentage of net sales	12.6%	12.8%
Operating expenses for the first quarter 2011 increased $32.5 million including (i) $20.1 million related to the acquired businesses, ($2.4 million of which was intangible amortization), and (ii) an incremental $5.1 million of acquisition-related expenses.

Regal Beloit Corporation
News Release

Net interest expense for the first quarter 2011 was $4.8 million, compared to $4.4 million for the first quarter 2010. The effective tax rate for the first quarter 2011 was 31.2% which was in line with prior guidance.
Net income attributable to Regal Beloit Corporation for the first quarter 2011 was $38.8 million, a 2.9% increase compared to $37.8 million for the first quarter 2010. Fully diluted earnings per share for the first quarter 2011 were $0.99 compared to $0.98 for the first quarter 2010.
Net cash provided by operating activities was $56.2 million for the first quarter 2011, an increase of 26.7% compared to the first quarter 2010. Capital expenditures were $27.7 million which included the purchase of our factory in Faridabad, India which was previously leased. Cash and investments totaled $259.5 million at April 2, 2011, an increase of $28.6 million from January 1, 2011.
“Looking back on the quarter we are encouraged by the strength in our sales growth but are disappointed with our margin performance which was negatively impacted by commodity inflation,” continued Mr. Gliebe. “As we look forward to the second quarter we are expecting to see the normal seasonal improvement in our HVAC sales which can be impacted by the weather. Steel input costs will be a significant headwind and copper costs remain at elevated levels. We anticipate starting to realize the benefit of previously announced price increases and seeing improved contributions from our 2010 acquisitions. Accordingly, we are projecting second quarter diluted earnings per share of $1.22 to $1.28 per share. Our guidance for the second quarter includes similar levels of acquisition related expense, but does not include the impact of closing on the acquisition of the A.O. Smith motor business.
Regal Beloit will hold a conference call pertaining to this news release at 9:00 AM CDT (10:00 AM EDT) on Tuesday, May 3, 2011. To listen to the call and view the presentation slides via the internet, please go to http://www.regalbeloit.com/ or at: http://www.videonewswire.com/event.asp?id=78815. Individuals who would like to participate by phone should dial 800-860-2442, referencing Regal Beloit. International callers should dial 412-858-4600, referencing Regal Beloit.
A telephone replay of the call will be available through May 11, 2011 at 877-344-7529, conference ID 450370. International callers should call 412-317-0088 using the same conference ID. A webcast replay will be available until August 3, 2011 and can be accessed at http://www.regalbeloit.com/rbceventspresentations.htm or at http://www.videonewswire.com/event.asp?id=78815.
Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls and power generation products serving markets throughout the world. Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia. Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

Regal Beloit Corporation
News Release

CAUTIONARY STATEMENT
The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this press release may be forward looking statements. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words. Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including: actions taken by our competitors and our ability to effectively compete in the increasingly competitive global electric motor, power generation and mechanical motion control industries; our ability to develop new products based on technological innovation and the marketplace acceptance of new and existing products; fluctuations in commodity prices and raw material costs; our dependence on significant customers; issues and costs arising from the integration of acquired companies and businesses, including the timing and impact of purchase accounting adjustments; difficulties consummating the pending acquisition of the Electrical Products Company of A.O. Smith Corporation that may have a negative impact on our results of operations; our dependence on key suppliers and the potential effects of supply disruptions; infringement of our intellectual property by third parties, challenges to our intellectual property, and claims of infringement by us of third party technologies; increases in our overall debt levels as a result of acquisitions or otherwise and our ability to repay principal and interest on our outstanding debt; product liability and other litigation, or the failure of our products to perform as anticipated, particularly in high volume applications; economic changes in global markets where we do business, such as reduced demand for the products we sell, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control; unanticipated liabilities of acquired businesses; cyclical downturns affecting the global market for capital goods; difficulties associated with managing foreign operations; and other risks and uncertainties including but not limited to those described in Item 1A-Risk Factors of the Company’s Annual Report on Form 10-K filed on March 2, 2011 and from time to time in our reports filed with U.S. Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this presentation are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

Regal Beloit Corporation
News Release

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
Unaudited
Dollars in Thousands, Except Dividends Declared and Per Share Data

	Three Months Ended
	April 2, 2011	April 3, 2010
Net Sales	$662,655	$507,318
Cost of Sales	497,844	376,403

Gross Profit	164,811	130,915
Operating Expenses	100,691	68,150

Income From Operations	64,120	62,765
Interest Expense	5,091	5,061
Interest Income	317	641

Income Before Taxes & Noncontrolling Interests	59,346	58,345
Provision For Income Taxes	18,523	18,477

Net Income	40,823	39,868
Less: Net Income Attributable to Noncontrolling
Interests, net of tax	1,986	2,106

Net Income Attributable to Regal Beloit Corporation	$38,837	$37,762

Earnings Per Share of Common Stock:
Basic	$1.01	$1.01

Assuming Dilution	$0.99	$0.98

Cash Dividends Declared	$0.17	$0.16

Weighted Average Number of Shares Outstanding:
Basic	38,626,711	37,446,007

Assuming Dilution	39,131,722	38,622,314

SEGMENT INFORMATION
Unaudited
Dollars in Thousands

	Mechanical Segment		Electrical Segment
	Three Months Ended		Three Months Ended
	April 2, 2011	April 3, 2010	April 2, 2011	April 3, 2010
Net Sales	$68,365	$50,073	$594,290	$457,245
Income from Operations	$8,607	$6,425	$55,513	$56,340

Regal Beloit Corporation
News Release

CONDENSED CONSOLIDATED BALANCE SHEETS
Dollars in Thousands

	(Unaudited)
	April 2, 2011	January 1, 2011
ASSETS
Current Assets:
Cash and Investments	$259,457	$230,858
Trade Receivables, less Allowances of $11,765 in 2011 and $10,637 in 2010	393,374	331,017
Inventories	401,234	390,587
Prepaid Expenses and Other Current Assets	113,332	135,589

Total Current Assets	1,167,397	1,088,051

Property, Plant, Equipment and Noncurrent Assets	1,376,740	1,361,085

Total Assets	$2,544,137	$2,449,136

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$262,340	$231,705
Other Accrued Expenses	171,879	159,000
Current Maturities of Debt	19,190	8,637

Total Current Liabilities	453,409	399,342

Long-Term Debt	430,780	428,256
Other Noncurrent Liabilities	215,550	224,376
Equity:
Total Regal Beloit Corporation Shareholders’ Equity	1,407,788	1,361,960
Noncontrolling Interests	36,610	35,202

Total Equity	1,444,398	1,397,162

Total Liabilities and Equity	$2,544,137	$2,449,136

Regal Beloit Corporation
News Release

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
Unaudited
Dollars in Thousands

	Three Months Ended
	April 2, 2011	April 3, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$40,823	$39,868
Adjustments to reconcile net income to net cash provided by operating activities (net of acquisitions):
Depreciation and amortization	21,599	17,025
Excess tax benefits from share-based compensation	(410)	(670)
Loss on disposition of property, net	187	—
Share-based compensation expense	1,755	1,357

Change in assets and liabilities	(7,753)	(13,215)
Net cash provided by operating activities	56,201	44,365

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(27,729)	(11,241)
Purchases of investment securities	—	(98,133)
Sales of investment securities	55,998	69,069
Business acquisitions, net of cash acquired	(8,597)	—
Sale of property, plant and equipment	16	—

Net cash provided by (used in) investing activities	19,688	(40,305)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (repayments of) short-term borrowings	10,022	(1,661)
Payments of long-term debt	(49)	(46)
Net proceeds (repayments) under revolving credit facility	2,845	(2,863)
Dividends paid to shareholders	(6,561)	(5,981)
Proceeds from the exercise of stock options	566	1,223
Excess tax benefits from share-based compensation	410	670

Net cash provided by (used in) financing activities	7,233	(8,658)

EFFECT OF EXCHANGE RATES ON CASH	1,804	318

Net increase (decrease) in cash and cash equivalents	84,926	(4,280)
Cash and cash equivalents at beginning of period	174,531	262,422

Cash and cash equivalents at end of period	$259,457	$258,142